Exhibit 4.1
SNYDER’S OF HANOVER, INC.
NON-QUALIFIED STOCK OPTION PLAN
Amendment and Restatement Effective January 1, 2005

I.	Purpose

Snyder’s of Hanover, Inc. (the “Company”) desires to attract and retain the best available personnel and to enhance the long-term growth of the Company’s earnings. The Company believes it will achieve its goals most effectively by providing key individuals with long-term incentives based upon the growth of the value per share of the Company’s stock.

II.	Scope

The Company is adopting the stock option plan to provide Non-Qualified Stock Options (collectively, the “Options” and individually, an “Option”) to the Company’s Chairman, President/CEO, Vice Presidents and Board of Directors (the “Participants” or a “Participant”).

Initially, the Company will reserve 1,600 shares of its Class B, non-voting common stock, par value $100.00 per share (the “Shares” or a “Share”), for issuance under the Plan.

III.	Administration

This Plan will be administered by a Committee (the “Committee”) consisting of the Company’s Chairman, President/CEO, Vice President-CFO, the Vice President of Human Resources and a member of the Board appointed by the Board.

IV.	Eligibility

Awards may be made to any Participant selected by the Committee.

V.	Option Price

The purchase price of each Share subject to an Option shall be its fair market value at the date the Option is granted (“Option Price”), as defined in IRS Regulations under Internal Revenue Code Section 409A and as determined by an appraisal performed by an independent third party appraisal firm retained by the Board. Specifically, the Committee shall set the purchase price at the most recent such appraised fair market value determined by the appraiser that may be used as a fair market value option price under those Regulations.

VI.	Option Grants

A. Option Grants. The grant of an Option under this Plan will be evidenced by an option agreement (the “Option Agreement”) between the Company and the Participant granted an Option (the “Optionee”) in a form approved by the Committee. The Option Agreement will contain the terms set forth in this Plan and such additional terms and conditions as may be prescribed by the Committee from time to time.

B. Committee Determinations. The Committee designates those Participants to whom Options are granted and the number of Shares represented by the Option. Notwithstanding the foregoing, Options on the indicated number of Shares will automatically be granted under the Plan to the indicated individuals when they are appointed to the indicated positions, as follows:

Participant	Number of Option Shares

Chairman	200

President/CEO	200

Vice President	80

Director	16

C. Additional Automatic Options. For each Optionee, additional Options will be awarded annually based on the percentage increase, if any, in the Book Value of the Shares for the current fiscal year over the Book Value of Shares for the immediately preceding fiscal year, times the initial Options granted to such Participant.

Example: Assuming that the Book Value of the Shares has increased by 10%, an Optionee with an initial grant of Options to purchase 20 Shares will be awarded additional Options to purchase two Shares.

For purposes of determining the number of these additional, automatic Options, the Book Value of the Shares will be established on an annual basis within 90 days after the fiscal year close in March.

As required in the IRS Section 409A regulations, the purchase price for the additional, automatic Options shall be the fair market value at the date the additional, automatic Options are granted as specified under V, above.

For the purpose of this Plan, the “Book Value” per Share shall be determined by adding the Company’s assets, deducting its liabilities, and dividing such results by the number of issued and outstanding Shares of the Company.

In addition, the Committee will have the discretion to provide additional Options as it determines.

VII.	Vesting of Options

Options awarded to a Participant because of the Participant’s status as Chairman, President/CEO, Vice President, or other employee of the Company shall vest when the employee has been a Participant in the Plan for five years. Options awarded to a Participant because of the Participant’s status as a Director of the Company shall be immediately vested when granted.

VIII.	Maximum Term; Exercise of Options

Options shall be exercised on or before the date which is 15 years after the date of grant. Thereafter, such Options shall expire. Upon vesting, Options may be exercised by the Optionee or, in the event of the death or total disability (as hereinafter defined) of the Optionee by the Optionee’s guardian, legal representative or designated beneficiary, at any time before the date of the expiration or earlier termination of the Options. The Option Price may be paid in cash or by delivery of Shares owned by the Optionee having a fair market value (as defined in V., above) equal to the Option Price or in a combination of cash and Shares having a fair market value (as defined in V., above) equal to the Option Price.

IX.	Effect of Death, Disability or Other Events on Vesting

In the event an Optionee dies or suffers a “total disability,” or upon Other Events, the Optionee will vest 100% in the Options he or she has been granted. In such event, the Optionee, the Optionee’s guardian, legal representative or designated beneficiary shall have 360 days to exercise any Options vested on the date of the event. All Options which are unexercised within 360 days after death, “total disability,” or upon Other Events shall be forfeited.

For purposes of this Plan, the term “total disability” shall mean the inability of a Participant to engage in his usual and customary employment with the Company by reason of any medically determinable physical or mental impairment, which in the opinion of the Committee, can be expected to result in death or to last for a continuous period of at least twelve months. The term “Other Events” shall mean (i) the sale, exchange, transfer or other disposition of substantially all of the Company’s assets, except to an entity, controlled, directly or indirectly, by the Company; or (ii) a merger, consolidation or other reorganization of the Company, except where the resulting entity is controlled, directly or indirectly, by the Company or where the shareholders of the Company immediately prior to consummation of any such transaction continue to hold at least a majority of the voting power of the outstanding voting securities of the legal entity resulting from such transaction.

X.	Exercise on Termination of Employment

Upon a termination of an Optionee’s employment relationship with the Company for any reason other than death or “total disability” or if a director Optionee ceases to be a director of the Company, he or she shall have 90 days to exercise any Option vested on the date of termination. All Options which are non-vested on the date of termination shall be forfeited and all vested Options which are unexercised within 90 days after termination shall be forfeited.

Optionees who voluntarily terminate employment with the Company after 10 years of service or more and who are not seeking or accepting full-time employment or other gainful activity, shall be exempt from the requirement to exercise all of their Options within 90 days of the date of the Optionee’s retirement. These Optionees shall be granted the right to hold their Options until the expiration date of each of their Options or for a period of five years from their termination date, whichever comes first. Any options not exercised within this five year period will terminate.

XI.	Nontransferability of Options and Stock

The Shares received upon exercise of an Option shall be subject to the terms of the Company’s Shareholders’ Agreement dated ____________, and may not be transferred except as may be provided in that Shareholders’ Agreement. Options may not be transferred to any third party, except that in the case of the death of an Optionee, in which case the Options may be exercised by the Optionee’s designated beneficiary as provided in Section VIII.

XII.	Repurchase of Shares

Pursuant to the Shareholders’ Agreement, after the Optionee exercises his Option, the Optionee shall have the right to cause the Company to purchase the Optionee’s Shares at the fair market value of such Shares (as defined in the Shareholder’s Agreement) by giving written notice to the Company.

The Company may elect to purchase such Shares for cash or with a note with principal payable in three equal annual installments plus interest at prime rate a published in The Wall Street Journal.

XIII.	Changes in Company’s Capital Structure

The existence of outstanding Options shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalization, reorganizations, exchanges, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issuance of common stock or other securities or subscription rights thereto, or any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Shares or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise. However, if outstanding Shares for which an Option is exercisable shall at any time be changed or exchanged by declaration of a stock dividend, stock split, combination of shares, recapitalization, or reorganization, the number of Shares subject to Options, and the Option Price, shall be appropriately and equitably adjusted so as to maintain the proportionate number of shares or other securities without changing the aggregate Option Price.

XIV.	No Right to Company Employment

Nothing in this Plan or as a result of any Option granted pursuant to this Plan shall confer on any individual any right to continue in the employ of the Company or interfere in any way with the right of the Company to terminate an individual’s employment at any time.

XV.	Amendment or Termination of Plan

The Committee may at any time from time to time amend the Plan, or may terminate this Plan.

XVI.	Option Grants are Discretionary

The grant of any Option is entirely discretionary and nothing in this Plan shall be deemed to give any employee any right to receive Options not specifically granted by the Committee.

XVII.	Liability

No member of the Committee shall be liable for any act or omission relating to the administration of the Plan, except for acts which constitute gross negligence or willful misconduct.

XVIII.	Effective Date

This Amendment and Restatement of the Plan is effective as of January 1, 2005.

IN WITNESS WHEREOF, the Company has caused this Amendment and Restatement of the Plan to be executed effective as of January 1, 2005.

SNYDER’S OF HANOVER, INC.

By:	/s/ Carl E. Lee, Jr.

Print Name:	Carl E. Lee, Jr., President and CEO